Exhibit 99.1

VANCOUVER, BC -- (MARKET WIRE) -- 12/18/07 -- Power Air Corporation (OTCBB: PWAC), a Zinc power company, today announced that it has entered into an Agreement for Collaborative R & D with the National Research Council of Canada Institute for Fuel Cell Innovation (NRC-IFCI) to develop a proprietary Air Cathode suitable for use in Zinc Air-based energy systems.

"We expect this collaboration will yield a proprietary, cost effective, high performance air diffusion cathode with longer lifetime -- a critical milestone in our ongoing efforts to commercial zinc air powered products," stated Remy Kozak, President and CEO of Power Air. "In addition to extending our Intellectual Property protection, we will have the potential to generate further revenue streams from Air Cathode sales to other fuel cell and battery companies going forward."

Under the terms of the Agreement, Power Air and NRC-IFCI will develop an optimal non-noble catalyst, a support structure for the catalyst and a low cost process suited to mass production of the cathodes. Power Air will have the sole right to commercially exploit the Intellectual Property arising from the collaboration in relation to Zinc Air-based energy systems and the first right of refusal in fields of use other than Zinc Air-based energy systems.

"By employing the fuel cell testing capability resident at the NRC-IFCI, the corresponding membrane electrode assembly performance can also be validated in a real fuel cell operating environment," added Andy Turnbull, Director of Products at Power Air. "NRC-IFCI is a perfect collaborative match, as they have the facility, the equipment, the expertise and the mandate to help develop commercial fuel cell based products."

About Power Air Corporation

Headquartered in Livermore, California with offices and research facilities in Vancouver, Power Air is a forward-thinking clean energy company engaged in commercializing proprietary, high performance Zinc Air Fuel Cell (ZAFC)-based products for the mobile electronics, portable and stationary power generation, light mobility and transportation markets. Power Air holds the exclusive worldwide license for the development and commercialization of products utilizing ZAFC technology pioneered through an extensive joint collaboration effort with Lawrence Livermore National Laboratory and the United States Department of Energy. For more information, please visit www.poweraircorp.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
ELITE FINANCIAL COMMUNICATIONS GROUP, LLC
Dodi Handy, CEO or Daniel Conway, Chief Strategist
407-585-1080 or via email at PWAC@efcg.net